As filed with the Securities and Exchange Commission on June 14, 2017

Registration No. 333-216040

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 5

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BOSTON OMAHA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	7389	27-0788438
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

292 Newbury Street, Suite 333

Boston, Massachusetts 02115

(857) 256-0079

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Alex B. Rozek and Adam K. Peterson

Co-Chief Executive Officers

Boston Omaha Corporation

292 Newbury Street, Suite 333

Boston, Massachusetts 02115

(857) 256-0079

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Neil H. Aronson, Esq. Joseph B. Ramadei, Esq. Gennari Aronson LLP 300 First Avenue, Suite 102 Needham, Massachusetts 02494 Phone (781) 719-9900 Fax (781) 719-9853	Christopher T. Jensen, Esq. Morgan, Lewis & Bockius LLP 101 Park Avenue New York, New York 11222 Phone (212) 309-6000 Fax (212) 309-6001

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 5 to Registration Statement on Form S-1 is being filed solely for the purpose of filing a new Exhibit 10.11. This Amendment does not contain a copy of the preliminary prospectus included in the Registration Statement, nor is it intended to amend or delete any part of the preliminary prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table shows the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. Except as otherwise noted, we will pay all of these amounts. All amounts except the SEC registration fee, the NASDAQ listing fee and the FINRA filing fee are estimated.

SEC Registration Fee	$10,263.00
NASDAQ Listing Fee	50,000.00
FINRA Filing Fee	13,783.00
Accounting Fees and Expenses	100,000.00
Legal Fees and Expenses	485,000.00
Printing Fees and Expenses	120,000.00
Blue Sky Fees and Expenses	6,000.00
Miscellaneous	64,954.00

Total	$850,000.00

Item 14. Indemnification of Directors and Officers

Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the DGCL, the Company’s certificate of incorporation that will be in effect at the closing of the offering contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director. Set forth below is Article VIII(A) – (C) of the Company’s certificate of incorporation:

A. Right to Indemnification of Directors and Officers.    The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person in such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section C of this Article VIII, the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board of Directors of the Corporation.

B. Prepayment of Expenses of Directors and Officers.    The Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should ultimately be determined that the Indemnified Person is not entitled to be indemnified under this Article VIII or otherwise.

C. Claims by Directors and Officers.    If a claim for indemnification or advancement of expenses under this Article VIII is not paid in full within thirty (30) days after a written claim therefor by the Indemnified Person has been received by the Corporation, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

As permitted by the DGCL, the Company’s bylaws that will be in effect at the closing of the offering provide that: the Company is required to indemnify its directors and executive officers to the fullest extent permitted by the DGCL, subject to very limited exceptions; the Company may indemnify its other employees and agents as set forth in the DGCL; the Company is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to very limited exceptions; and the rights conferred in the bylaws are not exclusive. Set forth below is Article V of the Company’s bylaws:

Section 1. Actions other than by or in the Right of the Corporation.    The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

Section 2. Actions by or in the Right of the Corporation.    The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper.

Section 3. Success on the Merits.    To the extent that any person described in Section 1 or 2 of this Article V has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in said Sections, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

Section 4. Specific Authorization.    Any indemnification under Section 1 or 2 of this Article V (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of any person described in said Sections is proper in the circumstances because he has met the applicable standard of conduct set forth in said Sections. Such determination shall be made (1) by the Board of Directors by a majority vote of Directors who were not parties to such action, suit or proceeding (even though less than a quorum), or (2) if there are no disinterested Directors or if a majority of disinterested Directors so directs, by independent legal counsel (who may be regular legal counsel to the Corporation) in a written opinion, or (3) by the stockholders of the Corporation.

Section 5. Advance Payment.    Expenses incurred in defending a pending or threatened civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of any person described in said Section to repay such amount if it shall ultimately be determined that he or she is not entitled to indemnification by the Corporation as authorized in this Article V.

Section 6. Non-Exclusivity.    The indemnification and advancement of expenses provided by, or granted pursuant to, the other Sections of this Article V shall not be deemed exclusive of any other rights to which those provided indemnification or advancement of expenses may be entitled under any By-Law, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

Section 7. Insurance.    The Board of Directors may authorize, by a vote of the majority of the full board, the Corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article V.

Section 8. Continuation of Indemnification and Advancement of Expenses.    The indemnification and advancement of expenses provided by, or granted pursuant to, this Article V shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 9. Severability.    If any word, clause or provision of this Article V or any award made hereunder shall for any reason be determined to be invalid, the provisions hereof shall not otherwise be affected thereby but shall remain in full force and effect.

Section 10. Intent of Article.    The intent of this Article V is to provide for indemnification and advancement of expenses to the fullest extent permitted by Section 145 of the General Corporation

Law of Delaware. To the extent that such Section or any successor section may be amended or supplemented from time to time, this Article V shall be amended automatically and construed so as to permit indemnification and advancement of expenses to the fullest extent from time to time permitted by law.

The Company has entered, and intends to continue to enter, into separate indemnification agreements with its directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Company’s certificate of incorporation and bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director or executive officer of the Company regarding which indemnification is sought. Reference is also made to the underwriting agreement filed as Exhibit 1.1 to this registration statement, which provides for the indemnification of executive officers, directors and controlling persons of the Company against certain liabilities. The indemnification provisions in the Company’s certificate of incorporation, bylaws and the indemnification agreements entered into or to be entered into between the Company and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Company’s directors and executive officers for liabilities arising under the Securities Act. The Company currently carries liability insurance for its directors and officers.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding all unregistered securities sold, issued or granted by us within the past three years.

∎	On April 10, 2015, we borrowed in the aggregate $200,000.00 and entered into separate promissory note arrangements with each of our two majority stockholders, Boulderado and Magnolia, whereby we borrowed $100,000 from each of Boulderado and Magnolia under the terms of a convertible promissory note, which we refer to as the “April Notes.”

∎	On June 19, 2015, we issued 500,000 shares of our Class B common stock to each of Boulderado and Magnolia, for a total of 1,000,000 shares, at a price of $10.00 per share, for a total of $10,000,000.

∎	On June 19, 2015, we issued 15,164 shares of our Class B common stock to each of Boulderado and Magnolia pursuant to an exercise of certain promissory notes having a total principal and interest due of $151,645, for a total of 30,328 shares.

∎	On June 19, 2015, we issued 12,616 shares of our Class B common stock to each of Boulderado and Magnolia pursuant to an exercise of the April Notes, for a total of 25,232 shares.

∎	On June 19, 2015, we issued to each of Boulderado and Magnolia 51,576 warrants to purchase shares of our Class B common stock at a price of $10.00 per share, and 1,262 warrants to purchase shares of our Class B common stock at a price of $8.00 per share.

∎	On July 22, 2015, we issued 250,000 shares of our Class A common stock to Boulderado and 1,200,000 shares of our Class A common stock to Magnolia, at a price of $10.00 per share, for a total of $14,500,000.

∎	From February through August 2016, we issued an aggregate of 4,124,861 shares of our Class A common stock to accredited investors at a price of $10.15 per share, for a total of $41,867,346. Boulderado acquired 350,051 shares in such offering and Magnolia acquired 2,566,798 shares in such offering.

Any proceeds received from the transactions described above were used for the general working capital of the business.

Unless otherwise stated, the sales and/or granting of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act (and/or Regulation D promulgated thereunder), and/or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. We did not pay or give, directly or indirectly, any commission or other remuneration, including underwriting discounts or commissions, in connection with any of the issuances of securities listed above. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. All recipients had adequate access, through their employment or other relationship with us or through other access to information provided by us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Item 16. Exhibits and Financial Statement Schedules

Exhibit No.	Exhibit Description

1.1(#)	Form of Underwriting Agreement among Boston Omaha Corporation and the Underwriters.

2.1(**)	Asset Purchase Agreement dated June 19, 2015 by and between Link Media Alabama, LLC and Bell Media, LLC, filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Commission on June 24, 2015.

2.2(**)	Asset Purchase Agreement dated July 23, 2015 by and among Link Media Florida, LLC, Fair Outdoor, LLC and the equityholders of Fair Outdoor, LLC, filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Commission on July 28, 2015.

2.3(**)	Asset Purchase Agreement dated August 31, 2015 by and among Link Media Alabama, LLC, I-85 Advertising, LLC, the members of I-85 Advertising, LLC and Canton Partners, filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Commission on September 3, 2015.

2.4(**)	Asset Purchase Agreement dated February 16, 2016, by and among Link Media Wisconsin, LLC, Jag, Inc. and the sole voting stockholder of Jag, Inc., filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Commission on February 23, 2016.

2.5(**)	Escrow Agreement dated February 16, 2016, by and among Link Media Wisconsin, LLC, Jag, Inc., the sole voting stockholder of Jag, Inc. and Kalil & Co., Inc., filed as Exhibit 2.2 to the Company’s Current Report on Form 8-K filed with the Commission on February 23, 2016.

2.6(**)	Stock Purchase Agreement dated May 19, 2016, by and among General Indemnity Group, LLC and the stockholders of United Surety and Casualty Insurance Company, filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the Commission on May 23, 2016.

3.1(**)	Certificate of Incorporation of the Company, filed as Exhibit 3.3 to the Company’s Current Report on Form 8-K filed with the Commission on March 19, 2015.

3.2(**)	Bylaws of the Company, filed as Exhibit 3.4 to the Company’s Current Report on Form 8-K filed with the Commission on March 19, 2015.

3.3(**)	Amended and Restated Certificate of Incorporation of the Company, filed as Exhibit 4.7 to the Company’s Current Report on Form 8-K filed with the Commission on June 24, 2015.

Exhibit No.	Exhibit Description

3.4(**)	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Company, filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on October 22, 2015.

3.5(**)	Second Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Company, filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on March 14, 2016.

3.6(**)	Second Amended and Restated Certificate of Incorporation of the Company, filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on May 26, 2017.

3.7(#)	Amended and Restated Bylaws of the Company.

4.1(**)	Form of Convertible Promissory Note, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on April 16, 2015.

4.2(**)	Form of Class A common stock Subscription Agreement, filed as Exhibit 4.4 to the Company’s Current Report on Form 8-K filed with the Commission on June 24, 2015.

4.3(**)	Note Conversion Agreement dated June 19, 2015 by and among the Company, Magnolia Capital Fund, L.P. and Boulderado Partners, LLC, filed as Exhibit 4.5 to the Company’s Current Report on Form 8-K filed with the Commission on June 24, 2015.

4.4(**)	Form of Class A common stock Purchase Warrant, filed as Exhibit 4.6 to the Company’s Current Report on Form 8-K filed with the Commission on June 24, 2015.

4.5(**)	Voting and First Refusal Agreement dated June 19, 2015 by and among the Company, Magnolia Capital Fund, L.P. and Boulderado Partners, LLC, filed as Exhibit 4.8 to the Company’s Current Report on Form 8-K filed with the Commission on June 24, 2015.

4.6(**)	Form of Class A common stock Subscription Agreement, filed as Exhibit 4.4 to the Company’s Current Report on Form 8-K filed with the Commission on July 28, 2015.

4.7(**)	Form of Class A common stock Subscription Agreement, filed as Exhibit 4.4 to the Company’s Current Report on Form 8-K filed with the Commission on February 3, 2016.

4.8(**)	Amended and Restated Voting and First Refusal Agreement dated May 26, 2017 by and among the Company, Magnolia Capital Fund, L.P. and Boulderado Partners, LLC, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on May 26, 2017.

5.1(#)	Opinion of Gennari Aronson, LLP.

10.1(**)(+)	Employment Agreement dated August 1, 2015 by and between the Company and Alex B. Rozek, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on August 5, 2015.

10.2(**)(+)	Employment Agreement dated August 1, 2015 by and between the Company and Adam K. Peterson, filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Commission on August 5, 2015.

10.3(**)(+)	Management Incentive Bonus Plan, filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the Commission on August 5, 2015.

10.4(**)(+)	Employment Agreement dated October 2, 2015 by and between General Indemnity Group, LLC and Michael Scholl, filed as Exhibit 10.4 to the Company’s Annual Report on Form 10-K filed with the Commission on March 30, 2016.

Exhibit No.	Exhibit Description

10.5(#)(+)	Employment Agreement dated as of May 20, 2016 by and between United Casualty and Surety Insurance Company and Todd S. Carrigan.

10.6(#)	Form of Indemnification Agreement, by and among the Company and each of its current directors.

10.7(#)	Office Lease dated November 10, 2011, by and between TP Presidents Place Corp. and United Casualty and Surety Insurance Company, as amended by First Amendment to Office Lease dated January 11, 2012 and Second Amendment to Office Lease dated June 3, 2016.

10.8(#)	Amendment No. 1 to Employment Agreement dated June 5, 2017 by and between the Company and Alex B. Rozek.

10.9(#)	Amendment No. 1 to Employment Agreement dated June 5, 2017 by and between the Company and Adam K. Peterson.

10.10(**)	Executive Employment Agreement dated March 3, 2017 by and between Link Media Holdings, LLC and James A. McLaughlin, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on March 9, 2017.

10.11(**)(+)	Amendment to Management Incentive Bonus Plan, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on June 13, 2017.

21.1(#)	Schedule of Subsidiaries of the Company.

23.1(#)	Consent of Gennari Aronson, LLP (included in Exhibit 5.1).

23.2(#)	Consent of MaloneBailey LLP, Independent Registered Public Accounting Firm.

23.3(#)	Consent of Stowe & Degon, LLC, Independent Registered Public Accounting Firm.

24.1(#)	Powers of Attorney (included on signature pages of this Registration Statement).

99.1(#)	Consent of Frank H. Kenan II to be named as director.

99.2(#)	Consent of Vishnu Srinivasan to be named as director.

101.INS(#)	XBRL Instance Document.

101.SCH(#)	XBRL Taxonomy Extension Schema Document.

101.CAL(#)	XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF(#)	XBRL Taxonomy Extension Definition.

101.LAB(#)	XBRL Taxonomy Extension Label Linkbase Document.

101.PRE(#)	XBRL Taxonomy Presentation Linkbase Document

(**)	Incorporated by reference to the filing indicated.

(#)	Previously filed.

(+)	Management contract or compensatory plan or arrangement.

Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 5 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Massachusetts, on June 14, 2017.

Boston Omaha Corporation

By:	/s/ Alex B. Rozek
	Name:	Alex B. Rozek
	Title:	Co-Chairman of the Board of Directors and Co-Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 5 to Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the date or dates indicated.

Signature	Title	Date

/s/ Alex B. Rozek Alex B. Rozek	Co-Chairman of the Board of Directors and Co-Chief Executive Officer (Principal Executive Officer)	June 14, 2017

/s/ Joshua P. Weisenburger Joshua P. Weisenburger	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	June 14, 2017

/s/ Bradford B. Briner Bradford B. Briner	Director	June 14, 2017

/s/ Brendan J. Keating Brendan J. Keating	Director	June 14, 2017

/s/ Adam K. Peterson Adam K. Peterson	Co-Chairman of the Board of Directors and Co-Chief Executive Officer	June 14, 2017